Incentive Bonus Plan
Republic Underwriters Insurance Company

Purpose The purpose of the Incentive Bonus Plan is to promote the achievement of excellent performance and results of employees and the Company by rewarding and, thereby, providing an incentive to eligible employees whose teamwork and efforts contribute to the success of the Company.

Definitions "Board" shall mean the Board of Directors of Republic Underwriters Insurance Company.

"Company" shall mean Republic Underwriters Insurance Company.

"Gross Written Premium Growth" (GWP Growth), for the purpose of this Plan, shall mean the percentage growth of total direct written premiums plus assumed premiums written, before the effect of ceded reinsurance, excluding growth attributable to any asset purchase.

"Plan" shall mean the Incentive Bonus Plan of Republic Underwriters Insurance Company.

"President" shall mean the President of Republic Underwriters Insurance Company.

"Return on Equity" (ROE), for the purpose of this Plan, shall mean consolidated net income of the Company, less any gain or loss resulting from an asset sale and any deferred taxes on such asset sale, divided by average shareholders' equity.

"Restricted Stock" shall mean stock of Republic Companies Group, Inc. that is awarded to an employee who is restricted from selling or transferring the stock until the employee acquires a vested right in the stock. A Restricted Stock award shall vest over a three-year period from the date of the award at the rate of 33 and 1/3 percent per year.

"Incentive Bonus Award" shall mean an award made under the Company's Incentive Bonus Plan and (1) for Company officers is composed of 75% cash, 25% Restricted Stock and a Restricted Stock Premium, and (2) for all other eligible employees is composed of 100% cash; provided, however, in the President's sole discretion, the Incentive Bonus Award for Company officers may be composed of 100% cash (without regard to any vesting provisions) If the Incentive Bonus Award is paid 100% in cash, it shall not consist of any Restricted Stock Premium. The total value of an Incentive Bonus Award shall be expressed as a percentage of the employee's base salary. The Restricted Stock component for Company officers, if applicable, shall be based on the value of the stock on the date of the award.

"Restricted Stock Premium" shall mean a supplemental stock award equal to 20 percent of the Restricted Stock component of the Incentive Bonus Award provided as a hedge against fluctuations in stock value.

All Restricted Stock and Restricted Stock Premiums awarded pursuant to the Plan shall be issued pursuant to the Republic Companies Group, Inc. 2005 Equity-Based Compensation Plan ("Equity-Based Plan") and a prerequisite of the grant of the Restricted Stock and Restricted Stock Premium shall be compliance with all the terms and conditions of the Equity-Based Plan.

Eligibility Company officers and employees in job grades 26 and above are eligible to participate in the Plan. At the discretion of the President, other employees in job grades 22 and above and exempt profit center employees in job grades 18 and above may be eligible to participate in the Plan.

If an employee becomes a participant in the Plan during a calendar year, he or she may be eligible, at the discretion of the President, for a pro rata share of a bonus based on the portion of the calendar year he or she was a participant. If an employee who is a participant in the Plan moves from one job grade level to another during a calendar year, he or she may be eligible, at the discretion of the President, for a bonus pro rated on the basis of time spent at each job grade level during the calendar year.

An eligible employee who dies or retires, or whose employment is otherwise terminated during the calendar year, or who becomes ineligible to participate in the Plan during the calendar year, or gives notice of his or her intent to terminate his or her employment subsequent to the end of the calendar year but prior to the date on which the Incentive Bonus Awards are issued, may receive all, none, or any part of the amount such employee would have received if his or her eligibility had been for the full calendar year. In determining what bonus, if any, such employee is to receive, the President may consider, among other matters, the employee's performance during the calendar year and the number of months during the calendar year the employee was eligible to participate in the Plan.

If an employee's employment with the Company is terminated for any reason, including death, disability, termination by the Company or resignation by the employee, prior to any of the vesting dates of the Restricted Stock award, then all unvested shares of Restricted Stock shall be immediately forfeited as of the date of termination. At the discretion of the President, restrictions or forfeitures relating to Restricted Stock of an employee may be waived in whole or in part and such waiver may vary among individual employees.

Performance Measurement The central measurement elements of the Plan will be "Return on Equity" (ROE) and "Gross Written Premium Growth" (GWP Growth). Fifty percent of the Incentive Bonus Award will be based on ROE performance results and the remaining 50% of the Incentive Bonus Award will be based on GWP Growth performance results. Each year, the Board will approve a Company Target ROE and a Target GWP Growth. Profit Centers will be judged on Target combined ratio and Target GWP Growth. Support Units will be judged on specific results that are key to performance and the Company Target ROE and the Company Target GWP Growth. Service Income Units will be judged on Target net income and Target GWP Growth.

In addition to Target performance levels, the Board will approve Unacceptable, Threshold and Stretch performance levels for each measurement element. Performance levels for the Plan year will be communicated to all eligible participants subsequent to approval by the Board.

Individual Awards The amount of potential individual Incentive Bonus Awards is determined as set forth below and in Exhibit A.

If Target performance levels are achieved, the "standard award" opportunity for individual eligible participants, by job grade, is as follows:

•	President:	75% of base salary
•	Grade 70:	50% of base salary
•	Grade 60:	30% of base salary
•	Grade 26 through 28:	20% of base salary
•	Grade 18 through 25:	10% of base salary

The total value of an Incentive Bonus Award is expressed as a percentage of an employee's base salary. The Award is composed of (1) 75% cash, 25% Restricted Stock, and a stock premium, or (2) 100% cash, all as described in the Definitions section of this Plan document.

If the Threshold performance levels for a measurement element are achieved, the standard award will be 50% of the Target standard award.

If the Stretch performance levels for a measurement element are achieved, the standard award will be up to 150% of the Target standard award for that element.

If Unacceptable performance levels (results below the Threshold level) are achieved for a measurement element, a bonus may not be paid under the Plan for that element, but a bonus will be paid under the Plan for the other measurement element if the performance levels for the other element are at or above the Threshold level. Notwithstanding the foregoing, if the performance levels for the Company ROE are below a minimum percentage amount approved by the Board each year, an Incentive Bonus Award may not be paid under the Plan.

If performance results are less than or greater than Target (but above the Threshold level and below the Stretch level) for a measurement element, the standard bonus opportunity (and, consequently, the final awards) will be proportionately higher or lower for that element.

In recognition of differences in the personal performance and contribution level of participants within a Business Unit, Support Unit or Service Income Unit, each participant will receive an individual "qualitative performance rating" from the applicable manager. Based on the assigned rating, the following will apply:
•	1 Rating	-	eligible for standard award
•	+1 Rating	-	eligible for 120% of the standard award
•	-1 Rating	-	eligible for 75% of the standard award

Payment of Bonuses Any bonus to be made will be paid after year-end results necessary to calculate such bonus are available. Payment of the cash component of the bonus shall be made in a lump sum.

General Provisions The Plan shall be effective as of January 1, 2006 and shall apply to Incentive Bonus Awards paid for performance in calendar year 2006 and thereafter. The Plan shall continue indefinitely unless terminated by the Company.

Bonus payments are excluded from determining compensation for other benefits, including, but not limited to, the Profit Sharing Plan (to the extent allowed pursuant to the Profit Sharing Plan document) and life insurance plans maintained by the Company.

The Company has the right, in its sole discretion, to:

(i) construe, interpret, revise, amend and administer the Plan;

(ii) make all determinations deemed necessary or desirable for the Plan's operation;

(iii) terminate the Plan at any time, with or without notice; and

(iv) determine any employee's eligibility to participate in the Plan at any time.

This Plan does not constitute a contract of employment nor does it confer any rights to continued employment. The Company retains the right to terminate the employment of any employee with or without notice at any time.

No individual shall have any vested rights in any part of a bonus until a distribution is made to him or her pursuant to the Plan.

The Company shall withhold from all bonus payments made under this Plan any federal, state or local taxes required to be withheld with respect to such payments.

Exhibit A
Incentive Bonus Plan Award Matrix
	Standard Awards by Level of Performance
	(As a Percent of Base Salary)
Grades	Threshold*	Target	Stretch

President	38%	75%	113%
70 and above	25%	50%	75%
60	15%	30%	45%
26 - 28	10%	20%	30%
18 - 25	5%	10%	15%

Qualitative Performance Rating Adjustments**
(As a Percent of Base Salary)
Threshold*			Target			Stretch
-1	1	+1	-1	1	+1	-1	1	+1

28.5%	38%	45.6%	56.3%	75%	90.0%	84.4%	113%	135.0%
18.8%	25%	30.0%	37.5%	50%	60.0%	56.3%	75%	90.0%
11.3%	15%	18.0%	22.5%	30%	36.0%	33.8%	45%	54.0%
7.5%	10%	12.0%	15.0%	20%	24.0%	22.5%	30%	36.0%
3.8%	5%	6.0%	7.5%	10%	12.0%	11.3%	15%	18.0%

* The lowest level of Company/Unit performance for which an award will be granted.

** An adjustment to the standard award for a given level of Company/Unit performance to reflect individual performance.
1 Rating	-	100% of standard award
+1 Rating	-	120% of the standard award
-1 Rating	-	75% of the standard award